EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-125141 and 333-115597) pertaining to the 2004 Stock Incentive Plan and the Employee Stock Purchase Plan of Barrier Therapeutics, Inc. of our reports dated March 9, 2006, with respect to the consolidated financial statements of Barrier Therapeutics, Inc., Barrier Therapeutics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Barrier Therapeutics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
MetroPark, New Jersey
March 9, 2006